Exhibit 99.3

TRI-S SECURITY CORPORATION

ANNOUNCES NEW SENIOR EXECUTIVES

18-year veteran of FBI appointed as President of Paragon Systems

Atlanta, GA – August 4, 2005.  Tri-S Security Corporation (NASDAQ: TRIS; TRISW), a provider of contract guard services to various Federal government agencies pursuant to long-term contracts, announced today that its operating subsidiary, Paragon Systems, Inc., has appointed a new President and Vice-President/General Counsel. This team will operate out of Paragon Systems’ new office which will be located in Washington, D.C., strategically close to Federal government offices. Tri-S Security anticipates that the new office will open within the next 30 days and believes that its location will enable Paragon Systems to manage current contracts and develop future business more effectively.

Tri-S Security is pleased to announce that Paragon Systems has hired the following individuals for its new office which will be located in Washington, D.C.:

•                  Leslie Kaciban, Jr. joins Paragon Systems as President.  Mr. Kaciban worked for the Federal Bureau of Investigation (“FBI”) for 18 years in various capacities, including as the Deputy Assistant Director of International Operations. In this position, he was responsible for managing approximately 1,000 employees and special agents in 44 offices around the world.  Mr. Kaciban was also the first Director of the FBI’s International Law Enforcement Academy who graduated over 6,500 law enforcement officers from 27 countries.  After his service with the FBI, Mr. Kaciban served as Senior Vice President of Operations of USProtect Corporation, a leading provider of armed physical guards for various Federal government agencies under the Homeland Security Agency.

•                  Mark A. Machi joins Paragon Systems as Vice President/General Counsel.  Mr. Machi was formerly Vice President/General Counsel of USProtect.  Following his graduation from the University of Maryland School of Law with a Juris Doctorate and from Georgetown University Law Center with an LL.M in Labor and Employment, Mr. Machi worked in private practice with two law firms in Washington, D.C., Venable LLP and Steptoe & Johnson LLP, specializing in labor and employment issues.

Ronald Farrell, Chief Executive Officer of Tri-S Security, said, “I am very excited about the addition to Paragon Systems of a new President and Vice-President/General Counsel.  I believe this team is top notch, and I look forward to working with them building Tri-S Security’s business.  Mr. Kaciban brings with him enormous experience from his combined background with the FBI and USProtect to Paragon.  I believe the new office, which will be close to the various Federal government agencies with which we do business, will open the door for future growth.”

About Tri-S Corporation

Tri-S Security Corporation provides contract guard services to Federal government agencies pursuant to long term contracts.  These guard services include providing uniformed and armed guards for access control, personnel protection, plant security, theft prevention, surveillance, vehicular and foot patrol, crowd control and prevention of sabotage, terrorist and criminal activities.  In connection with providing these services, we assume responsibility for a variety of functions, including recruiting, hiring training and supervising security guards deployed to the Federal agencies we serve.  We strive to continually improve the protection we provide for their personnel, programs, resources and facilities.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Federal securities laws.  Forward-looking statements are commonly identified by such terms and phrases as “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “projects”, and other terms with similar meaning indicating potential impact on our business.  Although we believe that the assumptions upon which such forward looking statements are based are reasonable, we can give no assurance that these assumptions will prove to be correct.  Important factors that could cause actual results to differ materially from our projections and expectations are disclosed in our filings with the Securities and Exchange Commission, including the “Risk Factors” section set forth in our Annual Report on Form 10-K for the year ended December 31, 2004.  All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to their underlying assumptions.  We do not undertake to publicly update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.  You may obtain and review our filings with the Securities and Exchange Commissions by visiting http://www.sec.gov.

Contacts:	Ronald Farrell	Tri-S Security Corp.	(770) 625-4945
	Landon Barretto	Barretto Pacific Corporation	(604) 669-4164